                                                                     EXHIBIT 2.3

                                 AMENDMENT NO. 1
                                       TO
                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


         This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Amendment") is dated as of June 5, 2001, by and among Xcare.net, Inc., a Delaware corporation ("Parent"), Confer Acquisition Corp., a California corporation and wholly-owned subsidiary of Parent ("Sub"), and Confer Software, Inc., a California corporation (the "Company"). Capitalized terms used herein without being otherwise defined shall have the meanings given to them in the Agreement and Plan of Merger and Reorganization, dated as of May 14, 2001 (the "Merger Agreement"), by and among Parent, Sub and the Company.

                                    RECITALS:

         A. On May 14, 2001, Parent, Sub and the Company entered into the Merger Agreement pursuant to which, among other things, upon the terms and subject to the conditions set forth in the Merger Agreement, the Company shall be merged with and into the Sub, the separate corporate existence of the Company shall cease, and Sub shall continue as a wholly-owned subsidiary of Parent.

         B. Parent, Sub and the Company desire to amend certain provisions of the Merger Agreement as set forth in this Amendment in order to, among other things, correct certain clerical errors in the Merger Agreement.


                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:

         1. The definition of "Covered Expenses" as contained in Section 1.6(a) of the Merger Agreement shall be amended to read in its entirety as follows:

            ""Covered Expenses" shall mean the sum of (i) the dollar amount of cash and cash equivalents standing on the Estimated Balance Sheet (excluding any cash or securities held in the Lease Collateral Account) plus (ii) $300,000 plus
(iii) any payroll payments made by the Company on or after May 31, 2001 to its employees plus (iv) in the event that Parent enters into a lease agreement for real property located at 1125 Industrial Road, San Carlos, California 94070 (the "Industrial Road Lease"), $204,780."

         2. The definition of "Estimated Balance Sheet" as contained in Section 1.6(a) of the Merger Agreement shall be amended to read in its entirety as follows:

            ""Estimated Balance Sheet" shall mean the estimated unaudited balance sheet of the Company dated May 31, 2001 which shall be (i) prepared in accordance with GAAP (except that such unaudited balance sheet does not contain the footnotes required by GAAP) and prepared by the Company in good faith and based upon reasonable assumptions and (ii) approved by Parent, which approval shall not be unreasonably withheld."

         3. The definition of "Estimated Net Liabilities" as contained in
Section 1.6(a) of the Merger Agreement shall be amended to read in its entirety as follows:

            ""Estimated Net Liabilities" shall mean the amount by which total liabilities of the Company as of May 31, 2001, other than Company Debt, as determined in accordance with GAAP, but excluding Estimated Third Party Expenses, deferred revenue and any accrued payroll ("Total Liabilities"), exceed total current assets of the Company as determined in accordance with GAAP, each as reflected in the Estimated Balance Sheet, plus (i) any cash used to make payroll payments by the Company on or after May 31, 2001 to its employees and
(ii) in the event Parent enters into the Industrial Road Lease, $790,200 (together with the current assets reflected in the Estimated Balance Sheet, the "Total Current Assets"),."

         4. The definition of "Merger Shares" as contained in Section 1.6(a) of the Merger Agreement shall be amended to read in its entirety as follows:

            ""Merger Shares" shall mean 592,453 shares of Parent Common Stock, subject to downward adjustment as provided below under the definition of "Total Consideration.""

         5. The definition of "Net Liabilities" as contained in Section 1.6(a) of the Merger Agreement shall be amended to read in its entirety as follows:

            ""Net Liabilities" shall mean the amount by which Total Liabilities exceed Total Current Assets."

         6. The definition of "Total Consideration" as contained in Section 1.6(a) of the Merger Agreement shall be amended to read in its entirety as follows:

            ""Total Consideration" shall mean that number of shares of Parent Common Stock equal to the quotient obtained by dividing (A) $4,038,750 minus the sum of (1) the amount by which the Company's Estimated Third Party Expenses exceed the Covered Expenses, (2) the amount of any Company Debt and accrued interest thereon outstanding immediately prior to May 31, 2001 and that has not been converted into Company Capital Stock prior to May 31, 2001 and (3) the Net Liabilities Adjustment; by (B) 6.817."

         7. Section 5.18 of the Merger Agreement shall be amended to read in its entirety as follows:

            "5.18 Preparation Delivery of Estimated Balance Sheet and Statement of Expenses. The Company shall prepare in good faith the Estimated Balance Sheet, together with a written statement of the Estimated Third Party Expenses (the "Statement of Expenses"), which together shall be delivered to Parent at least two (2) business days prior to the Closing Date. Subject to Section 7.2, the Company and the Shareholders agree that Parent shall have recourse to the Escrow Fund for payment of any Net Liabilities in excess of the Estimated Net Liabilities used in calculating the Net Liabilities Adjustment and were not deducted from the Total Consideration; provided, however, that in no event shall Parent be entitled to recovery from the Escrow Fund unless the Net Liabilities exceed $650,000."

         8. Section 7.2(c) of the Merger Agreement shall be amended to read in its entirety as follows:

            "(c) Limitations. The maximum amount the indemnified parties may recover from the Shareholders pursuant to the indemnity set forth in Section 7.2(a) shall be limited to an amount equal to the lesser of (i) the number of shares of Parent Common Stock equal to ten percent (10%) of the Total Consideration, in the manner and pursuant to the procedures set forth in the Escrow Agreement or (ii) 89.75% of Losses for which Parent makes claims against the Escrow Fund. In the event of the tort of fraud committed by the Company, Parent shall have all remedies available at law or in equity with respect thereto; provided, however, that notwithstanding anything to the contrary contained in this Agreement, in no event shall any Shareholder have any liability for Losses or torts of fraud committed by the Company in excess of the total consideration received by such Shareholder hereunder."

         9. Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Purchase Agreement shall remain in full force and effect.

         10. Counterparts; Facsimile. This Amendment may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         11. Entire Agreement; Assignment. This Amendment, the Merger Agreement, the Related Agreements, the Exhibits and Schedules hereto, the Non-Disclosure Agreement, dated September 29, 2000, between the Company and Parent and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned (other than by operation of law), except that Parent and Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.


                            (Signature Page Follows)

         IN WITNESS WHEREOF, each party hereto has executed this Amendment or caused this Amendment to be duly executed on its behalf by its officer thereunto duly authorized, as of the day and year first above written.



                                 XCARE.NET, INC.



                                 By: /s/ Gary T. Scherping
                                     ----------------------------------------
                                 Name:  Gary T. Scherping
                                 Title: Senior Vice President, Finance and
                                        Chief Financial Officer


                                 CONFER ACQUISITION CORP.



                                 By: /s/ Gary T. Scherping
                                     ----------------------------------------
                                 Name:  Gary T. Scherping
                                 Title: President and Secretary


                                 CONFER SOFTWARE, INC.



                                 By: /s/ Abraham Kleinfeld
                                     ----------------------------------------
                                 Name:  Abraham Kleinfeld
                                 Title: Chairman